Exhibit 99.1

5711 S 86th CIR • PO BOX 27347 • Omaha NE 68127-0347 Executive Office: (402) 596-8900 • Fax (402) 592-4006 Internet: www.infoUSA.com
FOR IMMEDIATE RELEASE
November 9, 2007
CONTACT:
STORMY DEAN — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4500 • Fax: (402) 537-6104
E-Mail: ir@infousa.com
John N. Staples III to Serve on infoUSA® Board of Directors
(OMAHA, NE)—infoUSA® (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases, sales leads, direct marketing, and email marketing, today announced that Mr. John N. Staples III has been appointed to fill a vacancy on the Company’s Board of Directors, bringing the total number of Directors of the Company to nine. Mr. Staples will begin his term immediately and his term will expire at the annual shareholder meeting in 2008.
Mr. Staples is an attorney practicing in San Francisco, California. He is a former director of Valley National Bank, of Salinas, California, a subsidiary of Household International Inc. He is a graduate of Trinity College and Pepperdine University School of Law. John was a helicopter pilot in the United States Marine Corps serving in Vietnam in 1970-1971. He is a retired Lieutenant Colonel in the United States Air Force Reserves.
Mr. Staples joins Bernard W. Reznicek and Dennis P. Walker in the class of directors whose terms of office will expire in 2008. The other directors of the Company include Vin Gupta, Dr. George F. Haddix and Dr. Vasant H. Raval, whose terms of office expire in 2009, and Bill L. Fairfield, Anshoo S. Gupta and Elliot S. Kaplan, whose terms of office expire in 2010.
Vin Gupta, Chairman and CEO of infoUSA, commented, “We are very excited to have John as a new member of the Board of Directors. He brings a wealth of experience and expertise that will be of great benefit to infoUSA.”
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.